Exhibit 10.21

Courtyard by Marriott –

Brownsville, Texas

MANAGEMENT AGREEMENT

by and between

TEXAS WESTERN MANAGEMENT PARTNERS, L.P.

as “MANAGER”

and

APPLE SEVEN SERVICES, L.P.

as “OWNER”

Dated as of June 6, 2006

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6.02.	Operational Insurance	14

6.03.	Coverage	14

6.04.	Costs and Expenses	14

6.05.	Owner’s Right to Provide Insurance	15

ARTICLE VII	DAMAGE AND REPAIR	15

7.01.	Damage and Repair	15

7.02.	Condemnation	15

7.03.	Subordination to Mortgage	16

7.04.	No Covenants, Conditions or Restrictions	16

7.05.	Liens; Credit	17

ARTICLE VIII	DEFAULTS	17

8.01.	Events of Default	17

8.02.	Remedies	18

8.03.	Additional Remedies	18

ARTICLE IX	ASSIGNMENT AND SALE	18

9.01.	Assignment	18

9.02.	Sale of the Hotel	19

ARTICLE X	MISCELLANEOUS	19

10.01.	Right to Make Agreement	19

10.02.	Consents and Cooperation	19

10.03.	Relationship	20

10.04.	Applicable Law; Jurisdiction	20

10.05.	Recordation	21

10.06.	Headings	21

10.07.	Notices	21

10.08.	Environmental Matters	22

10.09.	Confidentiality; Projections	23

10.10.	Indemnification	24

10.11.	Actions to be Taken Upon Termination	24

10.12.	Waiver	25

10.13.	Partial Invalidity	26

10.14.	Survival	26

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10.15.	Negotiation of Agreement	26

10.16.	Estoppel Certificates	26

10.17.	Affiliates	26

10.18.	Blocked Persons or Entities.	27

10.19.	Restrictions on Operating the Hotel in Accordance with System Standards	27

10.20.	Counterparts	27

10.21.	Entire Agreement	27

10.22.	Franchise Agreement	28

10.23.	Operation of Other Hotels	28

ARTICLE XI	DEFINITION OF TERMS	28

11.01.	Definition of Terms	28

Schedule 1	-	Hotel Specific Data
Exhibit A	-	Legal Description of Site
Exhibit B	-	Representations and Warranties
Exhibit C	-	FF&E, Service Contracts and Leases

iii

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is executed as of the 6th day of June, 2006 (“Effective Date”), by APPLE SEVEN SERVICES, L.P., a Virginia limited partnership (“Owner”), with a mailing address at c/o Apple REIT Companies, 814 East Main Street, Richmond, Virginia 23219, Attention: Krissy Gathright, and TEXAS WESTERN MANAGEMENT PARTNERS, L.P., a Texas limited partnership (“Manager”), with a mailing address at c/o Western International, 13647 Montfort Drive, Dallas, Texas 75240.

R E C I T A L S:

A. Apple Seven Hospitality Texas, L.P., a Virginia limited partnership (“Landlord”), is the owner of that certain hotel consisting of the Buildings located on the Site. The Site and the Buildings, in addition to certain other rights, improvements, and personal property as more particularly described in the definition of “Hotel” in Section 11.01 hereof, are collectively referred to as the “Hotel.”

B. Landlord and Owner have entered into that certain Hotel Lease Agreement dated as of the Effective Date (the “Hotel Lease”) pursuant to which Landlord leases the Hotel to Owner.

C. All capitalized terms used in this Agreement shall have the meaning set forth in Section 11.01 hereof.

D. Owner desires to engage Manager to manage and operate the Hotel, and Manager desires to accept such engagement, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner and Manager agree as follows:

ARTICLE I

APPOINTMENT OF MANAGER

1.01. Appointment.

Owner hereby appoints and employs Manager as Owner’s exclusive independent contractor to supervise, direct and control the management and operation of the Hotel throughout the Term. Manager accepts said appointment and agrees to manage the Hotel during the Term in accordance with the terms and conditions of this Agreement.

1.02. Management of the Hotel.

A. Manager shall manage the Hotel, including, without limitation, performance of the following functions, in accordance with Prudent Industry Practices, the provisions of this Agreement and all standards imposed by the Franchise Agreement (provided that in all cases, except as otherwise specifically set forth in this Agreement, the costs and expenses of performing such functions shall be Deductions):

1. Recruit, employ, supervise, direct and discharge the employees at the Hotel and maintain adequate staff, consistent with Prudent Industry Practices, to carry out its duties under this Agreement.

2. Establish prices, rates and charges for services provided in the Hotel, including Guest Room rates.

3. Establish and revise, as necessary, administrative policies and procedures, including policies and procedure for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

4. Make payments on accounts payable and collect accounts receivable.

5. Procure (for Owner) all Inventories and replace Fixed Asset Supplies.

6. Prepare and deliver interim accountings, annual accountings, Annual Operating Statements, Building Estimates, Repairs and Equipment Estimates and such other information as is required by this Agreement.

7. Plan, execute and supervise repairs and maintenance at the Hotel.

8. Obtain the insurance required to be obtained by Manager pursuant to Article VI of this Agreement and provide or cause to be provided all risk management services related thereto, subject to the provisions of Section 6.05.

9. Obtain and keep in full force and effect, either in its own name or in Owner’s or Owner’s affiliate’s name, as may be required by applicable law, any and all licenses (including, without limitation, liquor licenses which shall be maintained in the name of Manager to the extent permitted by law) and permits to the extent same is within the control of Manager (or, if same is not within the control of Manager, Manager shall use all due diligence and best efforts to obtain and keep same in full force and effect).

10. Execute subordination agreements, estoppel certificates and other documentation required by any purchaser or mortgagee and reasonably cooperate (provided that Manager shall not be obligated to enter into any amendments of this Agreement) with Owner or Landlord in any attempt(s) by Owner or Landlord to effectuate a Sale of the Hotel or to obtain a Mortgage.

11. At the direction and with the concurrence of Owner, arrange for and supervise public relations and advertising and prepare marketing plans.

12. Manage and operate the Hotel at all times in compliance with the Franchise Agreement, including (without limitation) the Manual and the System standards (as such terms are defined therein).

B. The operation of the Hotel shall be under the exclusive supervision and control of Manager, except as otherwise specifically provided in this Agreement, and Manager shall be responsible for the proper and efficient operation of the Hotel. In fulfilling its obligations under this Agreement, Manager will act as a reasonable, prudent operator of the Hotel, having regard for the status of the Hotel, operating the Hotel in accordance with Prudent Industry Practices and at all times maintaining and complying with all standards imposed by the Franchise Agreement, and subject to the foregoing and all other terms and conditions of this Agreement, shall have discretion in the following: charges, terms and conditions for Guest Rooms and commercial space; credit policies and services provided by the Hotel; food and beverage services; employment policies; granting of leases, subleases, licenses and concessions for shops and businesses within the Hotel, provided that the term of any such lease, sublease, license or concession shall not exceed the lesser of one (1) year or the Term without the prior written approval of Owner; receipt, holding and disbursement of funds; maintenance of bank accounts; procurement of Inventories, supplies and services; promotion and publicity; payment of costs and expenses as are specifically provided for in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel; and, generally, all activities necessary for operation of the Hotel. With respect to all Material Management Decisions, Manager shall consult with Owner in advance of making any such decisions. The term “Material Management Decisions” means a decision to be made in connection with any expenditure of more than $10,000 for each item or $50,000 in the aggregate for all such items in any Fiscal Year if such expenditure is not included in the approved Annual Operating Projection for such Fiscal Year or if such expenditure would result in an increase in the overall Annual Operating Projection.

C. Manager shall comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel. Any of Landlord, Owner or Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such Legal Requirements. The reasonable expenses of any such contest of a Legal Requirement shall be paid from Gross Revenues as Deductions.

1.03. Employees

All personnel employed at the Hotel shall at all times be the employees of Manager and not the employees of Owner. Manager shall have reasonable discretion with respect to all personnel employed at the Hotel, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment; provided, however, that (i) Owner shall have the right to approve the hiring or termination of the persons who occupy the position of General Manager for the Hotel and (ii) Manager shall not negotiate or enter into any collective bargaining or other labor agreement with employees or with any organization representing or claiming to represent employees without Owner’s prior consent. No person shall be given gratuitous accommodations or services without prior joint approval of Owner and Manager except in accordance with policies agreed upon by Owner and Manager. Manager shall reimburse Owner for the costs (including relocation costs) of hiring and training General Managers who are employed at the Hotel for less than one (1) year and are transferred or relocated. Manager shall be solely responsible and liable for all acts or omissions of the personnel employed at the Hotel and all persons managing such employees, and

Manager shall indemnify, defend and hold Owner harmless from any and all claims, damages, liabilities, obligations and costs (including reasonable attorneys’ fees) arising therefrom, including (without limitation) all claims, damages, liabilities, obligations and costs arising from the negligence, fraud, theft and willful misconduct of Manager’s employees and from employment discrimination, wrongful termination, violations of law and other claims asserted by such employees, except to the extent of any costs properly payable from Gross Revenues as Deductions.

1.04. Owner’s Right to Inspect.

Owner, its representatives, employees, agents, Affiliates and Mortgagees shall have access to the Hotel at any and all reasonable times for the purpose of inspection, exercising any of its rights under this Agreement or showing the Hotel to prospective purchasers, tenants or Mortgagees and at any time in case of an emergency.

1.05. Regular Meetings.

At Owner’s request, Owner and Manager shall have meetings at the Hotel and at mutually convenient times. Manager shall be represented at such meetings by the General Manager of the Hotel and such other personnel as the General Manager and/or Owner may deem appropriate. The purpose of the meetings shall be, inter alia, to discuss the performance of the Hotel and other related issues, including any variations from the Annual Operating Projection for the preceding quarter.

1.06. System Standards

Subject to the availability of adequate funds, Manager shall take such actions consistent with this Agreement as are necessary for the Hotel to comply with the System Standards, and Manager shall operate the Hotel so that the Hotel will at all times comply with System Standards.

1.07. Limitations on Manager’s Authority

Manager shall not, without Owner’s prior written approval, enter into any FF&E Lease if (i) the fair market value of the FF&E subject to such FF&E Lease at the time of entering into such FF&E Lease exceeds Twenty-Five Thousand Dollars ($25,000); (ii) the fair market value of the FF&E subject to all FF&E Leases at the time of entering into such FF&E Lease exceeds Fifty Thousand Dollars ($50,000) in the aggregate; (iii) the FF&E subject to such FF&E Lease is FF&E that is not, consistent with Prudent Industry Practices, customarily leased; (iv) such FF&E Lease is with an Affiliate of Manager or is on payment terms (including the amounts and schedule of payments) that would be materially more favorable to the lessor thereof than payment terms customary under Prudent Industry Practices for leases of similar FF&E; or (v) such FF&E Lease is not terminable by Owner upon thirty (30) days’ notice.

1.08. Representations and Warranties of Manager. Manager hereby makes the representations and warranties to Owner set forth in Exhibit B attached hereto.

ARTICLE II

TERM

2.01. Term.

The “Initial Term” of this Agreement shall begin on the Effective Date and shall continue until the expiration of the fifth (5th) full Fiscal Year. The Initial Term of this Agreement shall automatically be extended for a period of one (1) year unless either party elects not to so extend by giving written notice to the other party at least one hundred eighty (180) days prior to the end of the fifth (5th) Fiscal Year.

Notwithstanding the foregoing, Manager or Owner shall have the option to terminate this Agreement, with or without cause, by giving the other party not less than one hundred-eighty (180) days prior written notice of its election to terminate.

2.02. Performance Termination.

A. After the first Fiscal Year, Owner shall have the option to terminate this Agreement with respect to any two (2) consecutive Accounting Quarters with respect to which any of the following occur:

1. Operating Profit for each of two (2) consecutive Accounting Quarters is less than the Performance Termination Threshold for each such Accounting Quarter; or

2. The Revenue Index of the Hotel during each of two (2) consecutive Accounting Quarters is less than the Revenue Index Threshold for each such Accounting Quarter.

Owner shall exercise such option to terminate by serving written notice thereof on Manager no later than sixty (60) days after Owner’s receipt of the interim accounting under Section 4.01.A for the second applicable Accounting Period, and this Agreement shall terminate as of the end of the second (2nd) full Accounting Period following the date on which Manager receives the above-described notice from Owner.

B. Owner’s failure to exercise its right to terminate this Agreement pursuant to this Section 2.02 shall not be deemed an estoppel or waiver of Owner’s right to terminate this Agreement with respect to any subsequent event or circumstance that could give Owner the right to terminate hereunder.

ARTICLE III

COMPENSATION OF MANAGER

3.01. Management Fees.

In consideration of services to be performed during the Term, Manager shall be paid the sum of the following as its management fees:

A. the Base Management Fee, which shall be retained by Manager from Gross Revenues except as otherwise provided in this Agreement; plus

B. the Incentive Management Fee but only to the extent of available Operating Profit after payment of Owner’s Priority as provided in Section 3.02 below.

3.02. Operating Profit.

A. Operating Profit, to the extent available, shall be distributed to Owner and to Manager in the following order of priority, except as otherwise provided in this Agreement:

1. An amount up to the maximum amount of Owner’s Priority shall be paid to Owner;

2. The Incentive Management Fee shall be paid to Manager; and

3. Any remaining balance of Operating Profit shall be paid to Owner.

Owner’s Priority and the Base Management Fee are not cumulative from one Fiscal Year to the next, and to the extent the maximum amount of Owner’s Priority or Base Management Fee is unpaid in any Fiscal Year, such unpaid amount shall not accrue or otherwise be payable in any subsequent Fiscal Year. Notwithstanding anything in this Agreement to the contrary, Manager acknowledges and agrees that Incentive Management Fees are only payable (i) annually within thirty (30) days after Owner’s receipt and acceptance of the Annual Operating Statement, (ii) to the extent of available Operating Profit after payment in full of Owner’s Priority and (iii) in no event shall Incentive Management Fees accrue or be deemed to accrue.

B. To the extent of available Operating Profit with respect to each Accounting Period, Manager shall distribute a prorated portion of the Owner’s Priority to Owner for each such Accounting Period in accordance with Section 4.01. Any Incentive Management Fee payable to Manager will be payable within thirty (30) days after Owner’s receipt and acceptance of the Annual Operating Statement.

ARTICLE IV

ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS

4.01. Accounting, Distributions and Annual Reconciliation.

A. Within fifteen (15) days after the close of each Accounting Period, Manager shall deliver an interim accounting (the “Accounting Period Statement”) to Owner, prepared in accordance with the Uniform System of Accounts, showing Gross Revenues, Deductions, Operating Profit and applications and distributions thereof for the preceding Accounting Period and any other information reasonably requested by Owner. Manager shall transfer to Owner, with each Accounting Period Statement, any interim amounts due Owner, subject to Working Capital needs mutually agreed upon by Owner and Manager, and shall retain any interim amounts payable to Manager pursuant to the terms of this Agreement.

B. Calculations and payments of the Incentive Management Fee, the Base Management Fee and distributions of Operating Profit made with respect to each Accounting Period shall be accounted for cumulatively within a Fiscal Year, but shall not be cumulative from one Fiscal Year to the next. Within the SEC Filing Period, Manager shall deliver to Owner a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of the Hotel for the immediately preceding Fiscal Year and a certificate of Manager’s chief accounting officer certifying that, to the best of his or her knowledge, such Annual Operating Statement is true and correct. The parties shall, within five (5) Business Days after Owner’s receipt of such Annual Operating Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the preceding Accounting Period Statements.

C. To the extent there is an Operating Loss for any Accounting Period, no Base Management Fee or Incentive Management Fee shall be paid to or retained from Gross Revenues by Manager. Any Base Management Fee that would have been payable to Manager had there been an Operating Profit for such Accounting Period shall accrue and shall be payable to Manager to the extent of, and shall reduce, any Incentive Management Fee payable to Manager in respect of subsequent Accounting Periods. In no event shall Incentive Management Fees accrue, nor shall any Incentive Management Fee be payable to Manager in respect of any Accounting Period (i) as to which there is an Operating Loss or (ii) as to which accrued Base Management Fees are payable to Manager or accrued Owner’s Priority is payable to Owner.

To the extent there is an Operating Loss for any Accounting Period, additional funds in the amount of any such Operating Loss (other than the amount of any Base Management Fee) shall be provided by Owner within thirty (30) days after Manager has delivered written notice thereof to Owner. If Owner does not fund such Operating Loss within the thirty (30) day time period, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw an amount to cover such Operating Loss from future distributions of funds otherwise due to Owner. Furthermore, if Owner fails to fund such deficiency upon request by Manager, Manager may also withdraw interest upon such sum from the date payment was due until repayment to Manager at a rate equal to the Prime Rate plus one (1) percent per annum. In the event an Operating Loss occurs in respect of one (1) or more Accounting Quarters during any Fiscal Year, Owner may elect to terminate this Agreement.

4.02. Books and Records.

Books of control and account pertaining to operations at the Hotel shall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts. Owner may at reasonable intervals during Manager’s normal business hours examine such records. If Owner desires to audit, examine or review the Annual Operating Statement, Owner shall notify Manager in writing within sixty (60) days after receipt of such Annual Operating Statement of its intention to audit and begin such audit no sooner than ten (10) days after Manager’s receipt of such notice. Owner shall use reasonable efforts to complete such audit within one hundred twenty (120) days after commencement thereof. If Owner does not make such an audit, then such Annual Operating Statement shall be deemed to be conclusively accepted by Owner as being correct, except in the event of manifest error or fraud, misrepresentation, misconduct or negligence by Manager or its agents, employees, representatives or contractors or other third parties. If any audit by Owner discloses an understatement of any amounts due Owner, Manager shall promptly pay Owner such amounts found to be due, plus interest thereon at the Prime Rate plus one percent (1%) per annum from the date such amounts should originally have been paid. If any audit discloses that Manager has not received any amounts due it, Owner shall pay Manager such amounts, plus interest thereon at the Prime Rate plus one percent (1%) per annum from the date such amounts should originally have been paid. The cost of the audit shall be paid by Owner; provided, however, Manager shall pay for such cost if such audit discloses an underpayment to Owner for the Fiscal Year so audited of five percent (5%) or more of the amount that should have been paid to Owner for such Fiscal Year. In addition, if the Franchise Agreement requires Owner to pay interest and/or the cost of an audit to the franchisor on account of an understatement in reports provided by Manager, Manager shall pay such interest and costs in accordance with the Franchise Agreement without (either directly or indirectly) passing such charges on to Owner.

4.03. Accounts, Expenditures.

A. All funds derived from operation of the Hotel shall be deposited by Manager in Owner’s bank accounts (the “Operating Accounts”) established by Manager in a bank or banks designated by Manager with the concurrence of Owner. Withdrawals by Manager from said Operating Accounts shall be made solely by the General Manager or the Assistant General Manager of the Hotel, a senior officer of Manager or such other representatives of Manager whose signatures have been authorized by Manager with the concurrence of Owner. Reasonable petty cash funds shall be maintained at the Hotel.

B. Except as otherwise provided in this Agreement, all payments made by Manager hereunder shall be made from the Operating Accounts, petty cash funds, or from the Reserve (in accordance with Section 5.02). Manager shall not be required to make any advance or payment with respect to the Hotel except out of such funds, and Manager shall not be obligated to incur any liability or obligation with respect to the Hotel unless resulting from acts or omissions of Manager that are in violation of or inconsistent with this Agreement or from Manager’s negligence or misconduct (each, “Manager’s Liability” and, collectively, “Manager’s Liabilities”).

C. Debts and liabilities (other than Manager’s Liabilities) incurred by Manager as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues, and Owner shall indemnify, defend and hold Manager harmless from and against all loss, costs, liability, and damage (including, without limitation, reasonable attorneys’ fees and expenses) arising from Owner’s failure to pay or perform such debts and liabilities. Manager shall pay, indemnify, defend and hold Owner harmless from and against all Manager’s Liabilities and all loss, costs, liability and damage (including, without limitation, reasonable attorneys’ fees and expenses) arising from Manager’s failure to pay or perform Manager’s Liabilities. The provisions of this Section 4.03.C shall survive Termination.

4.04. Annual Operating Projection.

Manager shall deliver to Owner for its review, at least thirty (30) days prior to the beginning of each Fiscal Year after the first Fiscal Year following the Effective Date, a preliminary draft of the business plan (including a proposed budget) and a projection of the estimated Gross Revenues, departmental profits, Deductions, and Operating Profit for the forthcoming Fiscal Year for the Hotel (the “Annual Operating Projection”) for approval by Owner. Manager will consider in good faith suggestions made by Owner with respect to the Annual Operating Projection and make modifications thereto that are agreed upon by Owner and Manager. In the case of the Fiscal Year beginning on the Effective Date, Manager and Owner have already agreed upon the Annual Operating Projection for such Fiscal Year. Upon approval of the Annual Operating Projection by Owner and Manager, Manager in good faith shall use best efforts to adhere to the Annual Operating Projection. In the event Owner and Manager are unable to agree upon the Annual Operating Projection by the commencement of the Fiscal Year to which it relates, Owner or Manager may elect to terminate this Agreement as of the end of the then current Fiscal Year.

4.05. Working Capital.

The parties recognize that, as of the Effective Date, the level of Working Capital funds, which shall be held in the Operating Accounts, is reasonably believed to be reasonably sufficient for the operations of the Hotel, subject at all times to seasonal differences and changes in circumstances after the Effective Date. Manager may from time to time during the Term request that Owner advance any additional funds necessary to maintain Working Capital at levels reasonably determined by Manager (with the concurrence of Owner) to be necessary to satisfy the needs of the Hotel. In the event Owner and Manager are unable to agree upon the need for and/or amount of additional Working Capital within thirty (30) days after Owner’s receipt of such written notice from Manager, Owner or Manager may elect to terminate this Agreement. If Owner and Manager agree upon the need for and amount of additional Working Capital and thereafter Owner does not so fund additional Working Capital within ten (10) Business Days after Owner’s receipt of a written request from Manager to fund such additional Working Capital, Manager shall have the right to withdraw an amount equal to the funds requested by Manager for additional Working Capital from future distribution of funds otherwise due to Owner. All funds so advanced for Working Capital shall be utilized by Manager for the purposes of this Agreement. Upon Termination, Manager shall immediately return the outstanding balance of the Working Capital to Owner.

4.06. Fixed Asset Supplies.

The parties further recognize that, as of the Effective Date, the level of funds for Fixed Asset Supplies is reasonably believed to be reasonably sufficient for the operations of the Hotel, subject at all times to seasonal differences and changes in circumstances after the Effective Date. Any additional funds which are necessary to maintain Fixed Asset Supplies at levels determined by Manager (with the concurrence of Owner) to be necessary to satisfy the needs of the Hotel, shall be paid from Gross Revenues as Deductions. Fixed Asset Supplies shall remain the property of Owner throughout the term of this Agreement and upon Termination.

4.07. Real Estate and Personal Property Taxes.

A. Except as specifically set forth in Section 4.07.B below, all real estate and personal property taxes, levies, assessments (including special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities that are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Hotel (regardless of whether or not they also benefit other buildings)), “Impact Fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of zoning variances or building permits, and similar charges on or relating to the Hotel (collectively, “Impositions”) during the Term shall be paid by Manager from Gross Revenues, before any fine, penalty, or interest is added thereto or lien placed upon the Hotel or upon this Agreement, unless payment thereof is in good faith being contested and enforcement thereof is stayed. Any such payments shall be Deductions in determining Operating Profit. Owner shall, within five (5) days after receipt, furnish Manager with copies of official tax bills and assessments which it may receive with respect to the Hotel. Either Landlord or Owner may, and at Owner’s request Manager shall, initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit. Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on Owner’s behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities. Notwithstanding anything contained herein to the contrary, at Owner’s option (i) Manager shall establish an escrow account in the name of Owner in a bank or banks designated by Manager with the concurrence of Owner and shall deposit monthly into such account from Gross Revenues an amount that Manager reasonably estimates shall be sufficient to pay the Impositions, in which case Manager shall pay the Impositions from funds in the escrow account as and when the Impositions become due (and Owner shall promptly deposit into the escrow account any deficiency if the estimated monthly payments are not sufficient to pay all of the Impositions) or (ii) the amounts that would otherwise be deposited into such escrow account shall be included in the Operating Profit, not deducted from Gross Revenues and shall be distributed in cash to Owner along with the remainder of the Owner’s Priority. If Owner elects to retain such amounts pursuant to clause (ii) above, Manager shall accrue such amounts as a reserve on the accounting records of the Hotel, and Owner shall fund the same as and when the Impositions become due, but such accrued and unfunded amounts shall be deducted from Gross Revenues for purposes of calculating the Incentive Management Fee. In addition, if any Mortgagee requires the establishment of an escrow account with respect to the Impositions, Manager shall comply with such requirements.

B. The word “Impositions” as used in this Agreement shall not include any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax or other assessment or payment in lieu thereof imposed on Owner or Manager, or any income tax imposed on any income of Owner or Manager (including distributions to Owner or Manager pursuant to Article III hereof), all of which shall be paid solely by Owner or Manager, as applicable, not from Gross Revenues nor from the Reserve.

4.08. Sarbanes-Oxley Certification.

A. Owner may, in connection with its or any of its Affiliate’s annual or quarterly Securities and Exchange Commission reporting requirements (and in any event no more than four (4) times in any Fiscal Year), request that Manager deliver to Owner or its Affiliate a certificate from an accounting officer of Manager, in a form approved by Manager’s accounting firm, certifying that, to his or her knowledge, the information contained in the Accounting Period Statements for the Accounting Periods contained within the applicable Fiscal Year or quarter are true and correct in all material respects, subject to final adjustment based on the annual review conducted by Manager in preparing the Annual Operating Statement. Owner shall submit such request in writing, along with the date by which such certificate is to be delivered, not less than five (5) business days prior to the requested delivery date, and Manager shall deliver the certificate by the requested date or, if later, within five (5) business days after Manager’s receipt of Owner’s request.

B. In connection with Owner’s or its Affiliates’ certifications under Section 404 (“Section 404”) of the Sarbanes-Oxley Act of 2002, Owner or such Affiliate shall have the right, at its option:

1. Either (i) to require Manager to document its processes and related internal controls for Owner or such Affiliate to use in its required documentation under Section 404 or (ii) to have access to Manager’s books and records relating to the Hotel (including, without limitation, reasonable access to Manager’s premises) to document Manager’s processes and related internal controls; and

2. Either (i) to require testing by Manager of the controls identified in clause 1 above or (ii) to have access to Manager’s books and records relating to the Hotel (including, without limitation, reasonable access to Manager’s premises) to permit Owner or such Affiliate to test the controls identified in clause 1 above.

Manager shall provide Owner’s or such Affiliates’ independent auditors access to Manager’s books and records relating to the Hotel (including, without limitation, access to Manager’s premises) to conduct their audit of the testing performed pursuant to this Section 4.08. If Owner or such Affiliate determine such controls have weaknesses which should be mentioned in Owner’s or such Affiliates’ report on internal controls under Section 404 or other certifications under the Sarbanes-Oxley Act of 2002, Manager shall use reasonable best efforts to remedy and/or correct identified weaknesses in a timely manner.

ARTICLE V

REPAIRS, MAINTENANCE AND REPLACEMENTS

5.01. Repairs and Maintenance to be Paid from Gross Revenues.

Subject to the availability of adequate funds, Manager shall maintain the Hotel in good repair and condition, use commercially reasonable best efforts to comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes and as required pursuant to the terms of the Franchise Agreement. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.01 shall include only those which are normally expensed under generally accepted accounting principles. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues (and not from the Reserve) and shall be treated as a Deduction.

5.02. Repairs, Maintenance and Equipment Replacements to be Paid from Reserve.

A. At Owner’s option and request, a reserve account in the name of Owner (the “Reserve”) shall be established by Manager, in a bank or similar institution reasonably acceptable to both Manager and Owner, to cover the cost of:

1. Replacements, renewals and additions to the FF&E at the Hotel; and

2. Routine Capital Expenditures.

B. During the period from the Effective Date to the expiration of the thirteenth (13th) full Accounting Period after the Effective Date, Manager shall transfer into the Reserve an amount equal to two percent (2%) of Gross Revenues for such period; during the period from the beginning of the fourteenth (14) full Accounting Period to the expiration of the twenty-sixth (26th) full Accounting Period, Manager shall transfer into the Reserve an amount equal to four percent (4%) of Gross Revenues for each such Accounting Period; commencing with the beginning of the twenty-seventh (27th) full Accounting Period and for all Accounting Periods thereafter, Manager shall transfer into the Reserve an amount equal to five percent (5%) of Gross Revenues for each such Accounting Period. Transfers into the Reserve shall be made at the time of each interim accounting described in Section 4.01 hereof. All amounts transferred to the Reserve shall be deducted from Gross Revenues in determining Operating Profit and shall be deposited in the special Reserve account described in Section 5.02.A.

C. Subject to the availability of adequate funds, Manager shall from time to time make such (1) replacements and renewals to the FF&E of the Hotel, and (2) Routine Capital Expenditures, as may be agreed upon by Owner and Manager and as may be required by the Franchise Agreement. At the end of each Fiscal Year, any amounts remaining in the Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be added to the Reserve. The Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the Reserve. Neither (x) proceeds from the disposition of FF&E, nor (y) interest which accrues on amounts held in the Reserve, shall (a) result in any reduction in the required contributions to the Reserve set forth in Section 5.02.B above, nor (b) be included in Gross Revenues.

D. All repairs, alterations, improvements, renewals or replacements made pursuant to this Article V, and all amounts kept in the Reserve, shall be the property of Owner, subject to Manager’s rights to apply such funds as otherwise provided in this Agreement. In addition and notwithstanding anything contained herein to the contrary, no funds shall be expended for replacements, renewals and additions to the FF&E, for Routine Capital Expenditures or for any other capital expenditures unless each such expenditure is included in the Annual Operating

Projection approved by Owner. In the event that Owner requests that Manager perform capital improvements that are not included in the Annual Operating Projection, Manager will perform such improvements provided that Owner and Manager have theretofore agreed upon a mutually satisfactory funding mechanism to pay for the cost of such improvements. Notwithstanding the foregoing, in case of threatened damage or destruction to the Hotel or persons or property thereon due to force majeure or other comparable emergency, Manager may make such repairs, replacements or improvements to the Hotel as Manager reasonably deems necessary to avoid and/or minimize any such damage or destruction.

E. Notwithstanding anything contained herein to the contrary, at Owner’s option the amounts that would otherwise be deposited into the Reserve pursuant to this Section 5.02 shall be included in the Operating Profit, not deducted from Gross Revenues and shall be distributed in cash to Owner along with the remainder of the Owner’s Priority. In such case, Manager shall accrue such amounts as a reserve on the accounting records of the Hotel, and Owner shall fund the same only when required under this Agreement to cover the appropriate costs actually incurred. However, such accrued and unfunded reserves shall be deducted from Gross Revenues for purposes of calculating the Incentive Management Fee.

F. Unless otherwise expressly covered by this Article V (including without limitation in case of emergency as provided in Section 5.02.D.), Manager shall not make any capital expenditure or improvement without first obtaining Owner’s prior written consent and approval.

ARTICLE VI

INSURANCE

6.01. Property Insurance.

A. Subject to Owner’s prior approval and the provisions of Section 6.05, Manager shall, commencing with the Effective Date and for the duration of the Term, procure and maintain, using funds deducted from Gross Revenues in determining Operating Profit, a the following insurance and /or such other insurance as may be approved or required by Owner:

1. Insurance on the Hotel (including contents) against loss or damage by all perils included in “all risk” (as such term is commonly used in the insurance industry) coverage, in an amount not less than one hundred percent (100%) of the replacement cost thereof, except that if such 100% replacement cost coverage is not available on reasonable rates and terms, then such insurance shall be in an amount not less than ninety percent (90%) of the replacement cost thereof (less excavation and foundation costs), of the Hotel;

2. Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel;

3. Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 6.0l.A.1, 2 and 3, for a period of not less than one (1) year after the occurrence, of a type and in amounts and with such deductible limits as are agreed upon by Owner and Manager.

B. All policies of insurance required under Section 6.01.A. 1, 2 and 3 shall insure Owner, Landlord, Manager, and any Mortgagee, and any losses thereunder shall be payable to the parties as and to the extent their respective interests, if any, may appear.

6.02. Operational Insurance.

Subject to Owner’s prior approval and the provisions of Section 6.05, Manager shall, commencing with the Effective Date and for the duration of the Term, procure and maintain, using funds deducted from Gross Revenues in determining Operating Profit, with insurance companies approved by Owner the following insurance and/or such other insurance as may be approved or required by Owner:

A. Workers, compensation and employer’s liability insurance as may be required under applicable laws covering all of the employees at the Hotel, with such deductible limits or self-insured retentions as are agreed upon by owner and Manager;

B. Comprehensive general public liability insurance against claims for all injury, death or property damage occurring on, in, or about the Hotel, and automobile insurance on vehicles owned or leased by owner and operated in conjunction with the Hotel, with a combined single limit of not less than Twenty Million Dollars ($20,000,000) for each occurrence for personal injury, death and property damage, with such deductible limits as are agreed upon by Owner and Manager;

C. Such other insurance in amounts as Manager in its reasonable judgment deems advisable (with the concurrence of Owner) for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel or as reasonably required by a Mortgagee.

6.03. Coverage.

All insurance described in Sections 6.01 and 6.02 may be obtained by Manager by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies fulfill the requirements specified herein. Deductible limits shall be as agreed upon by Owner and Manager. No coverage required hereunder shall be self-insured by Manager without prior written approval of Owner. Owner shall have the right to approve the insurance policies to be obtained by Manager pursuant hereto and the insurance companies issuing such policies.

6.04. Costs and Expenses.

Insurance premiums and any costs or expenses with respect to the insurance described in this Article VI shall be Deductions in determining Operating Profit. Premiums on policies for more than one year shall be charged pro rata against Gross Revenues over the period of the policies. Any reserves, losses, costs, damages or expenses which are uninsured, or fall within deductible limits, shall be treated as a cost of insurance and shall be Deductions in determining Operating Profit.

6.05. Owner’s Right to Provide Insurance. Notwithstanding anything contained in this Agreement to the contrary, Owner shall have the right to procure and maintain any or all of the property and operational insurance for the Hotel otherwise required to be maintained by Manager under this Article VI and in lieu of Manager’s procuring the same, provided that Owner shall give Manager not less than sixty (60) days notice of Owner’s intent to provide such insurance and shall provide to Manager upon request certificates of insurance evidencing the same and provided that such insurance procured by Owner shall not become effective until the end of the then-current term of the applicable policy or policies maintained by Manager. In such case, all of the terms and conditions of this Article VI, to the extent applicable, shall govern the insurance procured by Owner under this Section 6.05. Without limiting the generality of the foregoing, all insurance premiums and any costs or expenses with respect to such insurance shall be Deductions in determining Operating Profit.

ARTICLE VII

DAMAGE AND REPAIR

7.01. Damage and Repair.

A. If, during the Term, the Hotel is damaged or destroyed by fire, casualty or other cause, Owner and/or Landlord may elect, in its sole and absolute discretion, to repair or replace the damaged or destroyed portion of the Hotel with such modifications as Owner may deem appropriate or as may be required by law, and Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable law, ordinance, regulation or order or as necessary for the safe and orderly operation of the Hotel. All proceeds from the insurance described in this Agreement shall be paid to Owner and/or Landlord, as the case may be. If Owner elects not to repair or replace said damaged portion of the Hotel, Owner shall so notify Manager by written notice within ninety (90) days after the date of the casualty.

B. In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and Owner notifies Manager that Owner will not repair or replace such damage, either party may terminate by at least sixty (60) days prior written notice to the other party.

7.02. Condemnation.

A. In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose or in the event a portion of the Hotel shall be so taken, but the result is that either Owner or Manager reasonably determines that it is not feasible to continue to operate the Hotel in accordance with the standards required by this Agreement, Owner or Manager may terminate this Agreement as of the effective date of such taking. All awards and proceeds of any such taking or proceeding shall belong to Owner and/or Landlord, as the case may be.

B. In the event this Agreement is not terminated pursuant to Section 7.02.A, such portion of the Hotel that is not so taken shall be repaired or replaced, with such modifications as Owner may deem appropriate or as may be required by law, and this Agreement shall continue except as may be otherwise agreed by the parties. All awards for any such partial taking or condemnation shall belong to Owner and/or Landlord, as the case may be. Manager shall have the right to discontinue temporarily operating the Hotel to the extent it deems necessary for the safe and orderly operation of the Hotel.

7.03. Subordination to Mortgage.

Manager shall provide to any Mortgagee an instrument (the “Subordination Agreement”), reasonably satisfactory in all respects to Owner and such Mortgagee, which shall be recordable in the jurisdiction where the Hotel is located, pursuant to which:

1. This Agreement and any extensions, renewals, replacements or modifications thereto, and all right and interest of Manager in and to the Hotel, shall be subject and subordinate to such Mortgagee’s Mortgage, with notice and opportunity to cure rights and post-default cure rights in favor of Mortgagee;

2. Manager shall be obligated to each of the Subsequent Owners (as defined below) to perform all of the terms and conditions of this Agreement for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were the Owner; and

3. In the event that there is a Foreclosure of such Mortgage in connection with which title or possession of the Hotel is transferred to the Mortgagee (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from the Mortgagee (or from its designee) (all of the foregoing shall collectively be referred to as “Subsequent Owners”), this Agreement may be terminated at the election of such Subsequent Owner as of the date of such Foreclosure or upon thirty (30) days notice.

7.04. No Covenants, Conditions or Restrictions.

A. Manager acknowledges and agrees with Owner, and represents and warrants to Owner, that, as of the Effective Date, to the best of Manager’s knowledge, there are no covenants, conditions or restrictions, including reciprocal easement agreements or cost-sharing arrangements (individually or collectively referred to as “CC&R(s)”) affecting the Site or the Hotel which: (i) would prohibit or limit Manager from operating the Hotel in accordance with the System Standards; (ii) would allow the Hotel facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of the Hotel; (iii) would allow the Hotel facilities to be used for specified charges or rates which have not been approved by Manager; (iv) would subject the Hotel to exclusive arrangements regarding food and beverage operation or retail merchandise; or (v) would impose any financial obligations on Owner or the Landlord or on the Hotel.

7.05. Liens; Credit.

Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel and shall cooperate fully in obtaining the release of any such liens. If the lien was not occasioned by the fault of either party, the cost of releasing any lien shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release. In no event shall either party borrow money in the name of or pledge the credit of the other.

ARTICLE VIII

DEFAULTS

8.01. Events of Default.

Each of the following shall, to the extent permitted by applicable law, constitute an “Event of Default” under this Agreement.

A. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due.

B. The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party.

C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).

D. The failure of either party to make any payment required to be made in accordance with the terms of this Agreement, as of the due date as specified in this Agreement and the failure to cure such default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure, provided that no such notice or cure period shall be required in the case of payments by Manager of Owner’s Priority or other distributions of Operating Profit payable to Owner.

E. Manager, any of its Affiliates or any employee at the Hotel is or becomes a Specially Designated National or Blocked Person.

F. In carrying out its duties hereunder, Manager or an officer, director, employee, agent or contractor of Manager or its Affiliates commits any act involving fraud, moral turpitude or willful misconduct relating to the business or affairs of the Hotel, or commits an act which constitutes a felony.

G. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after the defaulting party’s receipt of written notice from the non-defaulting party of said failure, or, if the default is such that it cannot reasonably be cured within said thirty (30) day period of time, if the defaulting party fails to commence the cure of such default within said thirty (30) day period of time or thereafter fails to diligently pursue such efforts to completion, provided that (i) in the case of any default by Manager such default is cured not later than ninety (90) days after Manager’s receipt of such written notice and (ii) no such notice or cure period shall be required in the case of Manager’s failure to maintain the insurance required by Article VI.

8.02. Remedies.

Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (1) to terminate this Agreement by written notice to the defaulting party, which termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least thirty (30) days after the date of said notice in the case of an Event of Default by Owner; (2) to institute forthwith any and all proceedings permitted by law or equity including, without limitation (but subject to the provisions of Section 10.20 hereof), actions for specific performance and/or damages; and/or (3) to avail itself of the remedies described in Section 8.03.

8.03. Additional Remedies.

A. Upon the occurrence of a Default by either party under the provisions of Section 8.0l.D, the amount owed to the non-defaulting party shall accrue interest, at an annual rate equal to the Prime Rate plus three (3) percentage points, from and after the date on which the Default occurred.

B. The remedies granted under Section 8.02 and Section 8.03 shall not be in substitution for, but shall be in addition, to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity and shall survive Termination.

ARTICLE IX

ASSIGNMENT AND SALE

9.01. Assignment.

A. Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Owner and any franchisor under the Franchise Agreement. Any assignee consented to by Owner and by such franchisor shall agree in writing to be bound by and comply with the terms of this Agreement (such written agreement to be acceptable in form and substance to Owner and such franchisor). For purposes of the foregoing, a transfer of Manager’s interest in this Agreement shall include (i) an assignment or pledge of this Agreement as security for an obligation, (ii) a transfer of any ownership or beneficial interest, direct or indirect, in Manager, including any such transfer by operation of law and (iii) a transfer of Manager’s interest in this Agreement by operation of law, including by merger or consolidation.

B. Owner shall have the right to assign or transfer its interest in this Agreement without the prior written consent of the Manager (1) as security for a Mortgage of the Hotel in accordance with this Agreement, (2) in connection with a sale, assignment, transfer or other disposition of the Hotel by Owner or Landlord and (3) in connection with a merger or consolidation or reorganization of, or a sale of all or substantially all of the assets of, Apple REIT Six, Inc., or any Affiliate thereof.

C. In the event Owner and the franchisor under the Franchise Agreement consent to an assignment of this Agreement by Manager, no further assignment or transfer shall be made without the express consent in writing of such parties. An assignment by Manager of its interest in this Agreement shall not relieve Manager from its obligations under this Agreement.

D. Notwithstanding anything contained herein to the contrary, Manager shall not assign its interest in this Agreement to a Specially Designated National or Blocked Person.

9.02. Sale of the Hotel.

Owner or Landlord may, in its or their sole and absolute discretion, enter into any Sale of the Hotel to any Person and, in connection with any such Sale of the Hotel, may assign this Agreement as provided in Section 9.01 or terminate this Agreement upon thirty (30) days notice to Manager. Upon any such sale or assignment, Owner shall be released of all liabilities and obligations arising under and with respect to this Agreement on and after the date of such Sale of the Hotel.

ARTICLE X

MISCELLANEOUS

10.01. Right to Make Agreement.

Each party warrants, with respect to itself, that neither the execution of this Agreement nor the performance of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or, require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

10.02. Consents and Cooperation.

Wherever in this Agreement the consent or approval of Owner or Manager is required, except as otherwise provided in this Agreement or agreed by the parties, such consent or approval may be withheld, delayed or conditioned in the sole and absolute discretion of the party whose consent or approval is required, shall be in writing and shall be executed by a duly authorized officer or agent of such party. Owner agrees to cooperate with Manager by executing such leases, subleases, licenses, concessions, equipment leases, service contracts and other agreements negotiated in good faith and at arm’s length by Manager and pertaining to the Hotel that, in Manager’s reasonable judgment, should be made in the name of the Owner, provided that all such agreements shall be subject to Owner’s prior approval.

10.03. Relationship.

The relationship of Owner and Manager shall be that of independent contractors, and neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager an agent of or partner or joint venturer with Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Owner and Manager. Any contract or agreement that Manager enters into with an Affiliate of Manager or with a third party to provide goods or services to the Hotel shall be entered into in the name of Manager or Owner, provided that no such contract or agreement shall be entered into in the name of Owner without Owner’s prior written consent and approval of each such agreement and contract, and Owner have no liability with respect to any contract or agreement entered into in the name of Manager.

10.04. Applicable Law; Jurisdiction.

This Agreement shall be construed under and shall be governed by the laws of the Commonwealth of Virginia, without regard to that state’s conflict of laws provisions. Each of Owner and Manager hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Commonwealth of Virginia and of the United States District Court of the Eastern District of Virginia, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Virginia state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Manager may otherwise have to bring any action or proceeding relating to this Agreement against the Manager in the courts of any jurisdiction. Each of Owner and Manager hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.05. Recordation.

The terms and provisions of this Agreement shall not run with the parcel of land designated as the Site, and neither this Agreement nor any memorandum or short form hereof shall be recorded or registered without the prior written consent of Owner.

10.06. Headings.

Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

10.07. Notices.

Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail (with a copy by first class mail) or Express Mail service, in each case postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as follows:

To Owner:	Apple Seven Services, L.P.
c/o Apple REIT Companies
814 East Main Street
Richmond, Virginia 23219
	Attn:	Krissy Gathright
	Attn:	General Counsel
	Phone:	(804) 344-8121
	Fax:	(804) 344-8129

To Manager:	Texas Western Management Partners, L.P.
c/o Western International
13647 Montfort Drive
Dallas, Texas 75240
	Attn:	Mark Van Amerongen and Michael Mahoney
	Phone:	(214) 934-8699
	Fax:	(214) 934-8698

With copy to:	Gardere Wynne Sewell LLP
1601 Elm Street, Suite 3000
Dallas, Texas 75201-4761
Attn: Kevin L. Kelley, Esq.
	Phone:	(214) 999-3000
	Fax:	(214) 999-3503

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service on the business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

10.08. Environmental Matters.

A. Manager shall operate the Site and the Hotel in compliance with all applicable Environmental Laws. Manager shall (i) not use, generate or store any Hazardous Materials in or on the Site or the Hotel except as necessary for the operation and maintenance of the Hotel and in compliance with the Environmental Laws, (ii) not allow, permit or cause the release or threat of release of any Hazardous Materials in, on, under or from the Site or the Hotel, except for the ordinary use of cleaning and maintenance supplies in compliance with applicable Environmental Laws, (iii) not allow the accumulation of tires, spent batteries, construction and demolition debris or any other solid waste, except for solid waste generated from the operation of the Hotel and stored in containers for normal scheduled pickup and disposal off site in compliance with applicable Environmental Laws and (iv) use best efforts to operate and maintain the Hotel in a manner to prevent mold, fungal or other microbial growth or conditions that are favorable for such growth, including, without limitation, the proper operation and maintenance of heating, ventilation and air conditioning systems and removal of any mold, fungal or microbial growth.

B. In the event of the discovery of a release or threat of release of Hazardous Materials in, on, under or from any portion of the Site or in the Hotel during the Term, Manager shall promptly notify Owner and shall take all appropriate actions with regard to such Hazardous Materials as required of an owner or operator under applicable Environmental Laws. Manager shall keep Owner apprised of the status of addressing the release or threat of release of Hazardous Materials, and Owner shall have the right at any time to assume control of the matter from Manager.

C. All costs and expenses incurred pursuant to the obligations set forth in Section 10.08.A and B shall be borne by Owner (x) except for all costs and expenses arising out of conditions caused by, relating to or arising from Manager’s management and operation of the Site and the Hotel prior to the Effective Date and (y) except to the extent resulting from a breach by Manager of its obligations hereunder. Manager shall indemnify, defend and hold Owner harmless from and against all losses, costs, liabilities and damages (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of Litigation) to the extent arising from a failure of Manager to fulfill its obligations or failure to pay its apportionment of costs or expenses pursuant to this Section 10.08, and this obligation of Manager shall survive Termination. Owner shall indemnify, defend and hold Manager harmless from and against all losses, costs, liabilities and damages (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of Litigation) to the extent arising from the a failure of Owner to fulfill its obligations or failure to pay its apportionment of costs or expenses pursuant to this Section 10.08, and this obligation of Owner shall survive Termination.

“Environmental Laws” shall mean all federal, state and local environmental, health and safety laws, rules, regulations, ordinances, permits, orders, common law or requirements of any governmental authority, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601, et. seq., as amended;

Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et. seq., as amended; Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq., as amended; Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101, et. seq., as amended; Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et. seq.

“Hazardous Materials” shall mean any hazardous substances, hazardous wastes, toxic substances, hazardous materials, petroleum or petroleum products, pollutants or contaminants (as those terms are defined under Environmental Laws), including, without limitation, polychlorinated biphenyls, lead or lead-based paint, asbestos or mold in such concentrations or amounts as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

10.09. Confidentiality; Projections.

A. Owner and Manager agree that the terms of this Agreement are strictly confidential and will use their reasonable efforts to ensure that the terms of this Agreement are not disclosed to any outside person or entities without the prior written consent of the other party, except (1) as Owner may determine is required by any law, rule, regulation or judicial process, or by any regulatory or supervisory authority having jurisdiction over the parties or any of their Affiliates or (2) to the extent reasonably necessary, (i) to obtain licenses, permits and other public approvals, (ii) in connection with a financing of the Hotel, Owner, or any Affiliate thereof, (iii) in connection with a Sale of the Hotel or other sale of Owner, or any Affiliate thereof or its or their corporate assets, (iv) subject to the provisions of Section 4.02, in connection with an audit or other investigation conducted pursuant to this Agreement or (v) in connection with either party’s enforcement of its rights and remedies under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth herein, the terms of this Agreement shall not be deemed confidential to the extent: (a) such information becomes generally available to the public other than as a result of unauthorized disclosure by the recipient or persons to whom such recipient has made the information available; or (b) the party seeking to disclose such confidential information can demonstrate to the reasonable satisfaction of the other party that the information sought to be disclosed is customarily disclosed by at least 80% of all Persons directly or indirectly owning hotels in the United States.

B. Owner acknowledges that any written or oral projections, pro formas, or other similar information that has been (prior to execution of this Agreement) or will (during the Term) be provided by Manager (or any Affiliate of Manager) to Owner is for information purposes only, and that Manager, and any such Affiliate do not guarantee that the Hotel will achieve the results set forth in any such projections, pro formas, or other similar information. Owner further acknowledges that any such projections, pro formas, or other similar information are based on assumptions and estimates, unanticipated events may occur subsequent to the date of preparation of such projections, pro formas, and other similar information, and the actual results achieved by the Hotel are likely to vary from the estimates contained in any such projections, pro formas, or other similar information and such variations might be material.

10.10. Indemnification.

A. Manager hereby agrees to indemnify, defend and hold harmless Owner, its officers, directors, stockholders, employees, agents and their respective successors and assigns from and against any and all claims, liabilities, damages, losses, obligations and costs (including reasonable attorneys’ fees) arising from (i) Manager’s or any of its Affiliate’s failure to comply with its obligations under this Agreement and, to the extent provided herein, the obligations of the franchisee under the Franchise Agreement, (ii) any negligent act or omission, theft, fraud or willful misconduct of Manager or its Affiliates and their respective employees, agents or contractors and (iii) any claim asserted by any employee, contractor or agent of Manager or its Affiliates unless the loss or liability giving rise to such claim was caused directly by Owner’s breach of its obligations under this Agreement.

B. Owner hereby agrees to indemnify, defend and hold harmless Manager, its officers, directors, stockholders, employees, agents and their respective successors and assigns from and against any and all claims, liabilities, damages, losses, obligations and costs (including reasonable attorneys’ fees) arising from Owner’s failure to comply with its obligations under this Agreement.

10.11. Actions to be Taken Upon Termination.

Upon a Termination, the following shall be applicable:

A. Manager shall, within ninety (90) days after Termination, prepare and deliver to Owner a final accounting statement with respect to the Hotel, as more particularly described in Section 4.01 hereof, along with a statement of any sums due from Owner to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days of the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final two (2) years after Termination.

B. Manager shall immediately release and transfer to Owner any of Owner’s funds which are held or controlled by Manager with respect to the Hotel.

C. Manager shall make available to Owner such books and records respecting the Hotel (including those from prior years) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs and for any subsequent year.

D. Manager shall (to the extent permitted by law) assign to Owner or to the new manager all operating licenses and permits for the Hotel which have been issued in Manager’s name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already unless such expenditure is a Manager’s Liability.

E. If this Agreement is terminated by reason of Owner’s Event of Default, a reasonable reserve shall be established from Gross Revenues to reimburse Manager for all costs and expenses incurred by Manager in terminating its employees at the Hotel, such as severance pay, unemployment compensation, employment relocation and other employee liability costs arising out of the termination of employment of Manager’s employees at the Hotel. If Gross Revenues are insufficient to meet the requirements of such reserve, then Owner shall deliver to Manager, within ten (10) Business Days after receipt of Manager’s written request therefor, the sums necessary to establish such reserve.

F. Owner may, at its option, (i) provide Manager and/or the employees at the Hotel (or require Manager to provide to the employees at the Hotel) at least sixty (60) days’ notice of a Termination and/or (ii) cause the entity which shall succeed Manager as the operator of the Hotel to offer employment to a sufficient number of the employees at the Hotel to avoid the occurrence, in connection with such Termination, of a “plant closing” or “mass layoff” within the meaning of the WARN Act. If Owner elects to cause the entity which shall succeed Manager as operator of the Hotel to offer employment to certain of Manager’s employees, Manager shall not take any action that would cause such employees not to continue as employees at the Hotel.

G. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Section 4.05 and Section 6.04.

H. Manager shall peacefully vacate and surrender the Hotel to Owner on the date of termination unless otherwise agreed to by the parties.

The provisions of this Section 10.11 shall survive Termination.

10.12. Waiver.

The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

10.13. Partial Invalidity.

If any portion of any term or provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

10.14. Survival.

Except as otherwise specifically provided in this Agreement, the rights and obligations of the parties herein shall not survive any Termination.

10.15. Negotiation of Agreement.

Owner and Manager are both business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

10.16. Estoppel Certificates.

Each party to this Agreement shall at any time and from time to time, upon not less than fifteen (15) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); and (b) stating to the best knowledge of the certifying party (i) whether or not there is a continuing Default or Event of Default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, (ii) the amount, if any, of any past due fees or other past due amounts owed to Manager or Owner; and (iii) whether or not there are any past due and unpaid obligations with respect to the Hotel, other than in the ordinary course of business. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. In addition, upon written request after a Termination, each party agrees to execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.

10.17. Affiliates.

Manager shall not be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate) or with third parties or their Affiliates that have other contractual relationships with Manager and/or its Affiliates to provide goods and/or services to the Hotel without the prior written consent of Owner.

10.18. Blocked Persons or Entities.

Manager represents and warrants to Owner that (i) neither Manager nor any of its Affiliates or any of officers, directors, partners or employees of Manager or its Affiliates, or, to its knowledge, the funding sources for any of the foregoing, is identified on the list of the U. S. Treasury’s Office of Foreign Asset Control (“OFAC”); (ii) neither Manager nor any of its Affiliates is directly or indirectly owned or controlled by the government of any country that is subject to an embargo imposed by the United States government; and (iii) neither Manager nor any of its Affiliates is acting on behalf of a government of, or is involved in business arrangements or other transactions with, any country that is subject to such an embargo. Manager will notify Owner in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties incorrect.

10.19. Restrictions on Operating the Hotel in Accordance with System Standards.

In the event of either (i) a Legal Requirement, including an order, judgment or directive by a court or administrative body which is issued in connection with any Litigation involving Owner, or (ii) any action taken by a Mortgagee in connection with a Foreclosure, which in either case restricts or prevents Manager, in a material and adverse manner, from operating the Hotel in accordance with System Standards (including without limitation, any restrictions on expenditures by Manager from the Operating Accounts or from the Reserve, other than restrictions which are set forth in this Agreement), Manager shall be entitled, at its option, to terminate this Agreement upon sixty (60) days’ written notice to Owner. The foregoing shall not reduce or otherwise affect the rights of the parties under Article VIII.

10.20. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. Such executed counterparts may be delivered by facsimile which, upon transmission to the other party, shall have the same force and effect as delivery of the original signed counterpart. The submission of an unsigned copy of this Agreement or an electronic instrument with or without electronic signature to either party shall not constitute an offer or acceptance. This Agreement shall become effective and binding only upon execution and delivery of this Agreement in non-electronic form by both parties in accordance with this Section.

10.21. Entire Agreement.

This Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a written non-electronic instrument that has been duly executed by the non-electronic (which shall not be deemed to exclude facsimile) signature of an authorized representative of the parties hereto.

10.22. Franchise Agreement.

During the Term of this Agreement, subject to the availability of adequate funds, Manager shall perform all of the obligations of Owner as “Franchisee” under the Franchise Agreement to the extent such obligations relate to the management or operation of the Hotel, including, without limitation, the obligations of “Franchisee” under Sections XIII (Accounts and Receipts) and XIV (Insurance) of the Franchise Agreement, and Manager shall not commit any act or omit to take any action that would cause a default by the Franchisee under the Franchise Agreement. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Franchise Agreement, the provisions of the Franchise Agreement shall prevail. Manager shall send promptly to Owner any and all notices that Manager receives from the Franchisor with respect to the Hotel or the Franchise Agreement and shall keep Owner fully informed with respect to all matters that come to Manager’s attention under the Franchise Agreement. Notwithstanding the foregoing, Manager shall not have the right to grant any consent, approval or other right reserved to the Franchisee under the Franchise Agreement or to make any decision or agreement on behalf of Owner under the Franchise Agreement. In the event the Franchise Agreement is terminated for any reason, this Agreement shall also terminate effective as of the date of termination of the Franchise Agreement, unless the parties hereto agree otherwise.

10.23. Operation of Other Hotels.

During the Term and except for the Hotel, neither Manager nor any of its Affiliates shall acquire, lease, own, manage or operate, directly or indirectly, any hotel, inn, motel or other type of lodging facility, regardless of whether similar to the Hotel or whether operated under the same or a different brand, in the geographic area that is within a one-mile radius of the front door of the Hotel, except that Manager or its Affiliates may acquire, lease, own, manage or operate hotels listed in Schedule 1 attached hereto.

ARTICLE XI

DEFINITION OF TERMS

11.01. Definition of Terms.

The following terms when used in this Agreement shall have the meanings indicated:

“Accounting Period” shall mean the four (4) week accounting periods having the same beginning and ending dates as Franchisor’s four (4) week accounting periods, except that an Accounting Period may occasionally contain five (5) weeks when necessary to conform Franchisor’s accounting system to the calendar.

“Accounting Period Statement” shall have the meaning ascribed to it in Section 4.0l.A.

“Accounting Quarter” shall mean three consecutive Accounting Periods, the first of which begins on the first day of the Fiscal Year; provided, that if there are more than 12 Accounting Periods in a Fiscal Year, the fourth Accounting Quarter of such Fiscal Year shall contain all remaining Accounting Periods in such Fiscal Year.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock or other beneficial interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the Ownership of voting stock, by contract or otherwise.

“Agreement” shall mean this Management Agreement between Owner and Manager, including the exhibits attached hereto.

“Annual Operating Projection” shall have the meaning ascribed to it in Section 4.04.

“Annual Operating Statement” shall have the meaning set forth in Section 4.0l.B.

“Available Cash Flow” shall mean an amount, with respect to each Fiscal Year or portion thereof during the Term, equal to the excess, if any, of the Operating Profit over the Owner’s Priority.

“Base Management Fee” shall mean an amount payable to Manager as a Deduction from Gross Revenues for all services provided by Manager pursuant to this Agreement, except as otherwise expressly provided herein. The Base Management Fee shall be (i) two percent (2%) of Gross Revenues for the period from the Effective Date until the end of the first full Fiscal Year, (ii) two and one–half percent (2 1/2%) of Gross Revenues for the second full Fiscal Year and (iii) three percent (3%) of Gross Revenues for each Fiscal Year thereafter during the Term.

“Buildings” shall mean the buildings and improvements constituting that certain hotel more particularly described on Schedule 1 attached hereto and made a part hereof which is located on the Site.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the State of Texas.

“CC&R’s” shall have the meaning ascribed to it in Section 7.04.A.

“Competitive Set” shall mean the group of hotels which are closest in geographical distance from the Hotel and which are generally within the same hotel market segment as the Hotel, as identified in Schedule 1 attached hereto. If any such hotels, subsequent to the Effective Date, either changes its chain affiliation or ceases to operate or otherwise ceases to reflect the general criteria set forth in the first sentence of this definition, Owner and Manager agree to mutually, reasonably and in good faith, discuss appropriate changes to the foregoing list of the hotels that shall comprise the Competitive Set.

“Cure Payment” shall have the meaning set forth in Section 2.02.B.

“Deductions” shall have the meaning ascribed to it in the definition of Operating Profit.

“Default” shall mean the occurrence of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Effective Date” shall have the meaning ascribed to it in the Preamble.

“Environmental Laws” shall have the meaning ascribed to it in Section 10.08.A.

“Event of Default” shall have the meaning ascribed to it in Section 8.01.

“FF&E” shall mean furniture, furnishings, fixtures, soft goods, case goods, signage, audio-visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back-of-the-house computer equipment, but shall not include Fixed Asset Supplies or Software.

“FF&E Lease” means a lease of any FF&E, which lease is properly capitalized for financial accounting purposes.

“Fiscal Year” shall mean the fiscal year as of the Effective Date that ends at midnight on the Friday closest to December 31 in each calendar year; the new Fiscal Year begins on the Saturday immediately following said Friday. Any partial Fiscal Year between the Effective Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year. If Fiscal Year is changed in the future, appropriate adjustment to this Agreement’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the term of this Agreement or in any way reduce the distributions of Operating Profit or other payments due hereunder.

“Fixed Asset Supplies” shall mean items included within “Property and Equipment” under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or Guest Rooms.

“Foreclosure” shall mean any exercise of the remedies available to a Mortgagee, upon a default under the Mortgage held by such Mortgagee, which results in a transfer of title to or possession of the Hotel. The term “foreclosure” shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Mortgage: (i) a transfer by judicial or non-judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Hotel; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise; (vi) if title to the Hotel is held by a tenant under a ground lease, an assignment of the tenant’s interest in such ground lease or (vi) any similar judicial or non-judicial exercise of the remedies held by the Mortgagee resulting in actual ownership or control of the Hotel by such Mortgagee or its designee.

“Franchise Agreement” shall mean the Franchise License Agreement described on Schedule 1 attached hereto and made a part hereof, as the same may be amended or supplemented from time to time.

“Gross Revenues” shall mean all revenues and receipts of every kind derived from operating the Hotel and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of Guest Rooms, telephone charges, stores, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the Reserve or the other operating accounts of the Hotel; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of the Hotel or from the financing or refinancing of any debt encumbering the Hotel.

“Guest Room” shall mean a separately-keyed lodging unit in the Hotel.

“Guest Room Revenues” shall mean the portion of Gross Revenues of the Hotel which is attributed to the rental of Guest Rooms.

“Hazardous Materials” shall have the meaning ascribed to it in Section 10.08.A.

“Hotel” shall mean the Site together with the Buildings and all other improvements construed or to be constructed on the Site pursuant to this Agreement, all FF&E and Fixed Asset Supplies installed or located on the Site or in the Buildings, and all easements or other appurtenant rights thereto.

“Impact Fees” shall have the meaning ascribed to it in Section 4.07.A.

“Impositions” shall have the meaning ascribed to it in Section 4.07.

“Incentive Management Fee” shall mean an amount payable to Manager, pursuant to Section 3.01 and Section 4.01, that is equal to twenty-five percent (25%) of Available Cash Flow in any Fiscal Year (or portion thereof) after payment to Owner of Owner’s Priority.

“Initial Term” shall have the meaning ascribed to it in Section 2.01.

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

“Legal Requirement(s)” shall mean any federal, state or local law, code, rule, ordinance, regulation or order of any governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

“Litigation” shall mean: (i) any cause of action (including, without limitation, bankruptcy or other debtor/creditor proceedings) commenced in a federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, without limitation, employment discrimination claims).

“Manager” shall have the meaning ascribed to it in the Preamble hereto or shall mean any permitted successor or assign, as applicable.

“Mortgage” shall mean any mortgage creating a lien on the Hotel.

“Mortgagee” shall mean the holder of any Mortgage encumbering the Hotel or the Site.

“Operating Accounts” shall have the meaning set forth in Section 4.03.A.

“Operating Loss” shall mean a negative Operating Profit.

“Operating Profit” shall mean the excess of Gross Revenues over the following deductions (“Deductions”) incurred by Manager, on behalf of Owner, in operating the Hotel:

1. the cost of sales, including, without limitation, compensation, fringe benefits, payroll taxes and other costs related to Hotel employees (the foregoing costs shall not include salaries and other employee costs of executive personnel of Manager who do not work at the Hotel on a regular basis; except that the foregoing costs shall include the equitably allocable portion of the salary and other employee costs of Debbie McShea, in her capacity as Corporate Director of Sales, or her successor;

2. departmental expenses incurred at departments within the Hotel; administrative and general expenses; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.01;

3. the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

4. a reasonable reserve for uncollectible accounts receivable as reasonably determined by Manager with the concurrence of Owner;

5. all costs and fees of independent professionals or other third parties who are retained by Manager with the concurrence of Owner to perform services required or permitted hereunder;

6. all costs and fees of technical consultants and operational experts who are retained or employed by Manager with the concurrence of Owner for specialized services (including, without limitation, quality assurance inspectors) and the reasonable cost of attendance by employees of the Hotel at training and manpower development programs sponsored by Manager, provided Owner has approved attendance at programs and the cost thereof;

7. the Base Management Fee;

8. All royalty, marketing fund, reservation, communication support, property management system and other similar fees payable to the Franchisor under the Franchise Agreement;

9. insurance costs and expenses as provided in Section 6.04;

10. taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Hotel and Impositions (exclusive of Manager’s income taxes or franchise taxes and any other similar taxes payable by Manager and all other taxes, assessments and payments excluded from the definition of Impositions);

11. transfers to the Reserve required pursuant to Section 5.02;

12. any costs paid by Manager pursuant to the Franchise Agreement;

13. $2,000 per Accounting Period to be paid to Manager in connection with providing accounting services pursuant to this Agreement, which amount shall increase by ten percent (10%) on each fifth (5th) anniversary of the Effective Date during the Term;

14. payments pursuant to FF&E leases or other forms of financing obtained for the FF&E located in or connected with the Hotel; and

15. to the extent approved in advance by Owner, such other costs and expenses incurred by Manager as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel, including without limitation, travel expenses or supervisory personnel of Manager incurred in connection with managing the Hotel.

The term “Deductions” shall not include (a) debt service payments pursuant to a Mortgage or (b) rental payments under any Hotel Lease, all of which shall be paid by Owner from its own funds.

“Owner” shall have the meaning ascribed to it in the Preamble or shall mean any successor or assign, as applicable.

“Owner’s Priority” shall mean the amount up to, but not in excess of, the amount specified on Schedule 1 hereto per Fiscal Year (prorated for any partial Fiscal Year). Owner’s Priority for each Fiscal Year shall be paid to the extent of Operating Profit available in such Fiscal Year, as provided in Section 3.02 of this Agreement. In the event of any capital expenditures made with respect to the Hotel after the date of this Agreement that are in excess of the Reserve, the Owner’s Priority shall be increased (but not decreased) for the remaining portion of the Fiscal Year in which such capital expenditures are made and all subsequent Fiscal Years so as to equal a twelve percent (12%) return on an amount equal to one hundred three percent (103%) of the sum of (i) the purchase price paid by Owner for the Hotel plus (ii) such capital expenditures.

“Performance Termination Threshold” shall mean the amount per full year specified in Schedule 1 attached hereto.

“Person” means an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a corporation, limited liability company, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

“Prime Rate” shall mean the “prime rate” of interest announced from time to time in the “Money Rates” section of The Wall Street Journal.

“Prudent Industry Practice” shall mean the customary practices of the hotel industry in the United States for hotels comparable to the Hotel. To the extent inconsistent with the requirements of the Franchise Agreement, such practices shall be conformed to the requirements of the Franchise Agreement for purposes of this Agreement.

“Revenue Data Publication” shall mean Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the Revenue Per Available Room of hotels in the general trade area of the Hotel. If such Smith’s STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Owner or Manager) to be a satisfactory source of data regarding the Revenue Per Available Room of various hotels in the general trade area of the Hotel, Owner and Manager shall select an alternative source for such data. If the parties fail to agree on such alternative source within a reasonable period of time, either party may terminate this Agreement upon sixty (60) days prior written notice to the other party.

“Revenue Index” shall mean that fraction that is equal to (a) the Revenue Per Available Room for the Hotel divided by (b) the average Revenue Per Available Room for the hotels in the

Competitive Set, as set forth in the Revenue Data Publication. Appropriate adjustments to the Revenue Index acceptable to Owner shall be made in the event of a major renovation of the Hotel.

“Revenue Index Threshold” shall mean 1.00. However, if the entry of a new hotel into the Competitive Set (or the removal of a hotel from the Competitive Set) causes significant variations in the Revenue Index that do not reflect the Hotel’s true position in the relevant market, appropriate adjustments shall be made to the Revenue Index Threshold by mutual consent of Owner and Manager each acting in good faith.

“Revenue Per Available Room” shall mean (i) the term “revenue per available room” as defined by the Revenue Data Publication, or (ii) if the Revenue Data Publication is no longer being used (as more particularly set forth in the definition of “Revenue Data Publication”), the aggregate gross room revenues of the hotel in question for a given period of time divided by the total room nights for such period. If clause (ii) of the preceding sentence is being used, a “room” shall be an available hotel guestroom that is keyed as a single unit.

“Routine Capital Expenditures” shall mean certain routine, non-major expenditures which are classified as “capital expenditures” under generally-accepted accounting principles, and which will be funded from the Reserve (pursuant to Section 5.02). Routine Capital Expenditures consist of the following types of expenditures: exterior and interior painting; resurfacing building walls and floors; resurfacing parking areas; and miscellaneous similar expenditures. Routine Capital Expenditures are not non-routine capital expenditures or major repairs or major alterations or improvements.

“Sale of the Hotel” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the Site and/or the Hotel or any interest therein, in whole or part. For purposes of this Agreement, a Sale of the Hotel shall also include a lease (or sublease) of all or substantially all of the Hotel or Site or any interest therein.

“SEC Filing Period” shall mean such period of time (not to exceed thirty (30) days) after the close of each Fiscal Year within which Owner must receive the Annual Operating Statement from Manager with respect to such Fiscal Year in order for Owner to have a reasonable period of time within which to prepare and make all required filings with the Securities and Exchange Commission and other applicable governmental agencies.

“Site” shall mean the real property described on Exhibit A attached hereto and made a part hereof.

“Software” shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is generally commercially available, which are used by Manager in connection with operating or otherwise providing services to the Hotel.

“Specially Designated National or Blocked Person” shall mean (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person described in

Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (iii) a person otherwise identified by government or legal authority as a person with whom Manager or its Affiliates are prohibited from transacting business. Currently, a listing of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

“Subordination Agreement” shall have the meaning ascribed to it in Section 7.03.

“Subsequent Owners” shall have the meaning ascribed to it in Section 7.03.A.

“System” shall have the meaning set forth in the Franchise Agreement.

“System Standards” shall mean any one or more (as the context requires) of the following three (3) categories of standards: (i) operational standards (for example, services offered to guests, quality of food and beverages, cleanliness, staffing and employee compensation and benefits, frequent traveler programs and other similar programs; (ii) physical standards (for example, quality of the hotel, FF&E, and Fixed Asset Supplies, frequency of FF&E replacements, etc.); and (iii) technology standards (for example, those relating to software, hardware, telecommunications, systems security and information technology); each of such standards shall be the standard which is generally prevailing or in the process of being implemented at other hotels in the System represented by the Franchise Agreement.

“Term” shall mean the Initial Term and the automatic one (1) year extension, unless either party elects not to so extend the Initial Term as set forth in Section 2.01.

“Termination” shall mean the expiration or sooner cessation of this Agreement.

“Trade Name” shall mean any name, whether informal (such as a fictitious name or d/b/a) or formal (such as the full legal name of a corporation or partnership) which is used to identify an entity.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel & Motel Association, as revised.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.

“Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities. The initial Working Capital deposited by Owner as of the Effective Date shall be $25,000.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

OWNER:

APPLE SEVEN SERVICES, L.P., a Virginia limited partnership

By:	Apple Seven Management Services LP, Inc., a Virginia corporation, its General Partner

	By:	/s/ Justin G. Knight
	Name:	Justin G. Knight
	Title:	President

MANAGER:

TEXAS WESTERN MANAGEMENT PARTNERS, L.P., a Texas limited partnership

By:	Texas Western Management Corporation, a Texas corporation, its general partner

	By:	/s/ Michael Mahoney
	Name:	Michael Mahoney
	Title:	Vice President

S - 1

SCHEDULE 1

HOTEL SPECIFIC DATA

1. Description of Hotel: That certain hotel known as Courtyard by Marriott, Brownsville, Texas containing Guest Rooms, a lobby, meeting rooms, administrative offices, parking and certain amenities and related facilities located on the Site, including the following:

a. Number of Guest Rooms: 90

b. Other Improvements/Amenities: Meeting and conference room space; outdoor swimming pool, exercise room, spa and business center

2. Franchise Agreement: Courtyard by Marriott Relicensing Franchise Agreement between Marriott International, Inc. and Apple Seven Services, L.P., dated as of June 19, 2006

3. Competitive Set: Brownsville CY, La Quinta Inn & Suites Brownsville, Staybridge Suites Brownsville, Hampton Inn & Suites Brownsville, Hawthorn Suites Brownsville, Holiday Inn Express Brownsville

4. Owner’s Priority: $1,056,780.00

5. Performance Termination Threshold: $845,424.00

6. Permitted Hotels within Radius Restriction: None

Schedule 1 - p. 1

EXHIBIT A

LEGAL DESCRIPTION OF SITE

Lot Two (2), Block One (1), Residence Inn Subdivision, an addition to the City of Brownsville, Cameron County, Texas, according to the map recorded in Cabinet I, Slot 1707-A, Map Records, Cameron County, Texas.

Exhibit A - p. 1

EXHIBIT B

REPRESENTATIONS AND WARRANTIES

Manager hereby represents and warrants to Owner as set forth below. For purposes of this Exhibit B, all capitalized terms not otherwise defined in this Agreement shall have the respective meanings set forth in the Purchase Contract dated as of June 21, 2005 (the “Purchase Contract”) among Apple Six Hospitality Texas, L.P. (“Buyer”), BMC Hotel Property, Ltd. (“Seller”), and W.I. Realty I, L.P.

(a) Authority; No Conflicts. Manager is a limited partnership duly formed, validly existing and in good standing in the State of Texas. Manager has obtained all necessary consents to enter into and perform this Agreement and is fully authorized to enter into and perform its obligations under this Agreement. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Manager of this Agreement, and this Agreement is hereby binding and enforceable against Manager. Neither the execution nor the performance of, or compliance with, this Agreement by Manager has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Manager or to the Hotel.

(b) Bankruptcy. Neither Manager nor any of its Affiliates, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(c) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases entered into by or on behalf of Manager used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Manager is a party or an assignee, or (ii) binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Hotel, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C are in full force and effect, and no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

(d) Pending Claims. Manager has not received any written notice of: (i) any claims, demands, litigation, proceedings or governmental investigations pending or threatened against Manager or Seller or its or their Affiliates or related to the business

Exhibit B - p. 1

or assets of the Hotel, (ii) any special assessments or extraordinary taxes except as set forth in the Title Commitment, and (iii) any pending or threatened condemnation or eminent domain proceeding which would affect the Hotel or any part thereof. To the best of Manager’s knowledge, there are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Hotel or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel.

(e) Licenses, Permits and Approvals. The Hotel complies with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Hotel as it is now operated. To the best of Manager’s knowledge, Manager has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect. To the best of Manager’s knowledge, no licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel requires any approval of a governmental authority for transfer of the Hotel to Buyer.

(f) Employees. All employees employed at the Hotel are the employees of the Manager. There are no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Manager or the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

(g) Operations. The Hotel has at all times been operated by Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

Exhibit B - p. 2

EXHIBIT C

FF&E LEASES, SERVICE CONTRACTS AND LEASES

MARRIOTT COURTYARD BROWNSVILLE

INVENTORY

Area	Item	Quantity	Cost
Guestrooms Art	Pieces	375	$17,040.20

Plants	Florals	95	$4,655.00

Casegoods	King Headboards	49	$6,811.00
	King Back Panels	90	$5,040.00
	King Nightstands	92	$8,924.00
	King/QueenHB	272	$5,984.00
	Queen Headboard	86	$10,836.00
	Queen Back Panel	43	$3,225.00
	Queen Nightstands	46	$5,336.00
	Cofee Table	43	$9,374.00
	Console	91	$15,834.00
	Desk w/Casters	91	$19,292.00
	3 drawer dresser	91	$22,659.00
	Fridge Cabinet	88	$15,488.00
	Corner Key Shelf	88	$8,448.00
	3 Drawer Chests	100	$18,700.00
	King bedframes	49	$1,700.30
	Queen bedframes	80	$2,192.00
	King mattess/boxspring set	49	$16,072.00
	Queen Mattress/boxspring set	86	$20,124.00
	Cocktail Tables - Suites	2	$610.00
	Game Table - Suites	2	$850.00
	Leather Side Chair - Suites	6	$1,890.00
	Leather Arm Chair - Boardroom	9	$3,285.00
	Double Pedestal Table - Boardroom	1	$1,300.00
	Side Table- Boardroom	1	$310.00
	Bookcase Table	1	$260.00
	Buffet	2	$1,730.00
	End Table	4	$1,040.00

Mirrors	Vanity Mirrors	82	$3,177.50
	ADA Mirrors	5	$225.00

Spreads/Drps	Drapes (inc. fabric)	1 set	$39,300.25
	Spreads (incl. Fabric)	131	$16,635.04
	Shower Curtains	100	$2,466.00

Exhibit B - p. 3

MARRIOTT COURTYARD BROWNSVILLE

INVENTORY

Area	Item	Quantity	Cost
TVs etc.	24” TV’s	93	$24,087.00
	TV Mounts	92	$704.00

Upholstery	Sleep Sofas	45	$17,121.67
	Lounge Chair	50	$9,588.10
	Ottoman	48	$5,637.48
	Task Chair	90	$1,446.55
	Lounge Chairs - Suites	4	$3,386.40
	Sofas - Suites	2	$1,142.88

Lighting	Headboard Lamp - King	92	$2,019.40
	Headboard Lamp - Queen	46	$2,139.00
	Headboard Lamp - Queen ADA	93	$88.00
	Floor Lamp	91	$5,096.00
	Desk Lamp	92	$10,708.00
	Table Lamp	5	$340.00
	End Table Lamps - Suites	5	$310.40

Supplies	Hair Dryers	96	$2,069.76
	Cofeemaker	93	$2,239.44
	Iron	96	$2,083.20
	Ironing Boards	92	$1,448.08
	Ironing Organizer	92	$625.60

Linen and Terry	Flat Sheets (Full)	15 dz	$1,056.90
	Fitted Sheets (Queen)	23 dz	$1,730.06
	Flat Sheets (Queen)	23 dz	$1,766.86
	Decorative Top Sheet 86x94 w/Dark Royal (Queen)	12 dz	$1,967.40
	Fitted Sheets (King)	12 dz	$1,094.52
	Flat Sheets (King)	12 dz	$1,020.84
	Decorative Top Sheet 98x94 w/Dark Royal (King)	6 dz	$1,103.76
	Standard Pillowcases	102 dz	$1,442.28
	Decorative Pillowcases - Royal 21.5x30	68 dz	$1,946.16
	Guestroom Standard Pillow 20x26 (Feather)	410	$4,132.80
	Ultraflow Cluster Fiber Synthetic 20x26 20 oz	280	$1,464.40
	Standard Pillow Covers w/Zipper 21x27	680	$782.00
	Blanket, Vesa Quilt (Full)	48	$1,333.44
	Blanket, Vesta Quilt 94x92 (King)	48	$1,530.24
	Blanket, Vesta Quilt 82x92 (Queen)	92	$2,826.24
	Blanket Storage Bag Queen / King	50	$55.50
	Mattress Pad 78x80 Anchor Band (King)	50	$363.50
	Mattress Pad 60x80 Anchor Band (Queen)	90	$522.00
	Mattress Pad 54x80 Anchor Band (Full)	50	$246.00

Exhibit B - p. 4

MARRIOTT COURTYARD BROWNSVILLE

INVENTORY

Area	Item	Quantity	Cost
	Bath Towel 25”x52”	68 dz	$2,533.00
	Hand Towel 16”x27”	68 dz	$733.72
	Wash Cloth 12”x12”	68 dz	$261.80
	Bath Mat 20”x30”	23 dz	$498.64
	Workout Towel 20x40 white	6 dz	$110.94
	Pool Towel 25x50 P. Blue	5 dz	$178.65
	Foundations Ultra Portable Crib	4	$321.00
	Crib Sheet Zipped 38x26	12	$123.72
	Baby blanket 36x50 Ivory	12	$81.00

Carpet	Carpet Base	9900 lf	$7,116.00
	Carpet Pad	3900 yds	$3,588.00

VWC	Guest Bath	1400 yds	$4,598.00

Public Areas
Art	Art	1 set	$7,625.00

Casegoods	Table Tops 27x30	5	$883.60
	Table Tops 36x36	5	$1,103.40
	Console - 1 st Floor Corridor	1	$595.00
	End Tables - Restaurant	2	$199.00
	Round Table (26x30) -Restaurant	3	$678.00
	Cocktail Table (42 x 30 x 18) - Restaurant	1	$311.00
	Round Table (26 x 22) - Restaurant	1	$202.00
	End Tables - Lounge	2	$250.00
	Cocktail Table - Lounge	1	$367.00
	Table @ Bar Chairs - Lounge	1	$220.00
	Table @ Slipper Chairs - Lounge	1	$198.00
	End Tables - Restaurant	4	$1,060.00
	Allwood Table (48 DIA) -Lounge	1	$1,680.00

Mirror	Mirror - Lobby	1	$161.00
	Mirrors- Public Restrooms	2	$154.00
	Mirror - Vestibule	1	$200.00
	Mirror - Meeting Room	1	$50.00

Lighting	Lamps @ end Tables - Reataurant	2	$430.00
	Lamps @ End Tables - Lounge	2	$124.16
	Vanity Lights - Public Restrooms	2	$102.50
	Lanterns- Port Cochere	2	$330.00
	Vanity Lights- Public Restrooms	2	$134.00
	Lamp - Lobby Console Corridor	1	$150.00
	Lamps @ end tables - Lounge	2	$350.00

Exhibit B - p.5

MARRIOTT COURTYARD BROWNSVILLE

INVENTORY

Area	Item	Quantity	Cost
Upholstery	Stack Chairs	50	$2,491.64
	Wood Backed Chairs - Restaurant	13	$2,332.48
	Sloped Back Chairs- Restaurant	20	$4,981.45
	Lounge Chairs - Restaurant	4	$1,393.52
	Banquette Cushions - Restaurant	1	$1,332.53
	Bar Stools - Lounge	8	$1,556.74
	Task Chairs - lounge	2	$593.82
	Sofa (76x36.5x34) - Lounge	1	$2,006.00
	Lounge Chairs - Lounge	2	$1,054.00
	Chairs w/ Arms - Lounge	2	$2,932.25
	Chairs w/ Arms - Lounge	2	$4,024.00
	Slipper Chairs	4	$1,438.00
	Chairs w/ Arms - Lounge	2	$1,942.00
	Chairs w/o arms - Lounge	4	$3,592.00
	Banquette cushions - Lobby	1	$1,332.53
	Chairs w/arms - Corridor	2	$1,932.00

Drapes	Drapes	1 set	$6,277.75

Pool/Patio Balconies	Benches	3	$530.16
	Ash Urns	7	$1,334.06
	Ash Urns	2	$771.54
	Black Sand	9	$72.00
	Arm Chairs	20	$4,941.00
	48” Round dining Table	5	$2,308.50
	Stacking Arm Chair	50	$5,164.00
	Chaise Lounge	12	$2,612.76
	30” Round Tea Table	21	$2,041.20
	48” Round Umbrella Table	3	$806.76
	Umbrellas	3	$682.50
	Umbrella Base	3	$329.55

Meeting Room	Tables 18x72	10	$1,100.00
	Tables 60” Round	4	$636.00

Offices	42” Round Tables - breakroom	2	$748.00
	Stack Chairs - breakroom	8	$432.00
	Desk - 30 x 60 - GM	1	$705.00
	Credenza - 24 x 60 - GM	1	$599.00
	Hutch - 60” - GM	1	$420.00
	60” back Enclosure - GM	1	$420.00
	Bookcase - 57” - GM	1	$308.00
	Guest Chairs - GM	2	$562.00
	5 drawer lateral file - workroom	2	$1,194.00
	Task Chairs - Workroom	2	$330.00

Exhibit B - p. 6

MARRIOTT COURTYARD BROWNSVILLE

INVENTORY

Area	Item	Quantity	Cost
	5 drawer lateral file - Sales	1	$597.00
	Bookcase - Sales	1	$210.00
	Executive Chair - Sales	1	$270.00
	Pedestal Desk - Linen Room	1	$254.00
	4 drawer vertical file - linen room	1	$198.00
	Side Chair - Linen Room	1	$133.00
	Pedestal Desk- Maintenance	1	$254.00
	Task Chair - Maintenance	1	$195.00
	4 drawer vertical file - Maintenance	1	$198.00
	Guest Chair - Maintenance	1	$133.00

Exercise Equip.	Precor Treadmill	2	$8,550.00
	Bike	1	$1,995.00
	Stairclimber	1	$2,195.00
	Weights/ Bench	1	$844.00
	Linen Racks/Laundry Bags	1 set	$399.37

TV’s Etc	42” Plasma	1	$1,890.00
	Wall Mount for Plasma	1	$149.00
	24” TV	4	$1,036.00
	DVD/VCR combos	2	$218.00
	Oak Podium w/ casters	1	$322.00
	Swivel Wall Mount	1	$72.00
	Lecture Unit	1	$1,794.00
	AV Cart	1	$185.00

Accessories	Plants	1 set	$1,500.00
	Accessories	1 set	$3,112.70

Signage	Interior	1	$8,681.50

Carpet	Carpet Base	1450 lf	$1,450.88
	Carpet - Public Areas	1312 yds	$40,514.56
	Carpet - Administration	120 yds	$1,390.80
	Carpet Pad	1320 yds	$1,570.80

VWC	Public/Corridors	2950 yds	$17,602.00
	Public Restrooms	140 yds	$918.40

Exhibit B - p. 7